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ATLAS AIR WORLDWIDE HOLDINGS, INC.
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Shareholder Engagement Annual Meeting to be held on May 24, 2017 Overview of business initiatives and growth strategy Key highlights of executive compensation and governance

Executive Summary Pay for Performance Alignment Shareholder Outreach and Responsiveness Highly Qualified and Engaged Board Capitalized on several strategic opportunities that contributed significantly to our continued strong growth in Revenue and EBITDA and created substantial value for shareholders Acquired Southern Air, providing us with immediate entry into 777 and 737 aircraft operating platforms, with potential for developing additional business with existing and new customers of both companies Agreed with Amazon to provide air cargo services with 20 B-767-300s in long-term contracts, which is expected to be meaningfully accretive to our earnings and cash flows over time 2016 share price increase of more than 26% 2016 CEO pay reflects strong leadership through two significant transactions with Southern Air and Amazon More than 67% of total 2016 CEO compensation opportunity was designated to be performance-based, including a majority of long-term compensation We use a robust process to set performance metrics to align with our short- and long-term operating plans, budget and anticipated market conditions We maintain strong, well-balanced governance practices, a highly qualified board, independent board leadership, and a practice of regular board refreshment, with the addition of three new directors in 2016. We seek to maintain an appropriate balance of experience, tenure, diversity, leadership, skills and qualifications to ensure proper execution of our strategy Our board consists of highly engaged directors with deep industry and subject matter expertise that enables them to provide strong leadership and counsel to management 2016: A Transformative Year for AAWW We have made an extensive, multiyear effort to better understand shareholder perspectives, engaging with shareholders for the past 5 years and targeting a significant portion of our outstanding shares We have made significant changes to our compensation program and disclosures, as well as enhancements to our corporate governance practices, as a result of our shareholder engagement and the feedback we have received

*See Appendix for non-GAAP reconciliation 2016: A Transformative Year for Atlas Air Worldwide 2016 TSR Performance vs. Key Indices Revenue ($M) EBITDA ($M) & EBITDA Margin 12.6% EBITDA CAGR 5.6% REVENUE CAGR In 2016, we capitalized on several strategic opportunities that contributed significantly to our continued strong growth in Revenue and EBITDA and created substantial value for shareholders Financial Performance Shareholder Value Creation

Southern Air Acquisition Strategically Compelling Highly Complementary All-Cash, Debt-Free Immediately Accretive Foundation for Growth Premier provider of intercontinental and domestic CMI services Expands platform into 777 and 737 operations Provides access to broadest array of aircraft and operating services All-cash, debt-free transaction valued at ~$105.8 million Completed April 7, 2016 Immediately accretive to earnings Adjusted EBITDA/net income margins in line with AAWW’s Adding ~$100 million in annualized revenues Drives greater diversification, scale and global footprint Provides solid foundation for additional growth Atlas is a more diversified and profitable company, offering customers access to the widest range of modern, efficient aircraft

Long-Term Strategic Relationship with Amazon Strategic Relationship Highly Complementary Alignment of Interests Meaningfully Accretive E-Commerce Growth 20 aircraft expected to be placed in service by the end of 2018 10-year dry leases, 7- to 10-year CMI agreements Four aircraft currently in service Expands 767 fleet Further broadens an already diverse Atlas fleet Amazon granted rights to acquire AAWW equity Strengthens long-term relationship and value Expected to be meaningfully accretive Net leverage ratio expected to decrease over time Supporting fast e-commerce deliveries for Amazon’s customers Agreement provides for future growth opportunities Earnings and Cash Flow contributions expected to ramp up as aircraft enter service

Impact of Amazon Transaction on CEO Pay In 2014, we transitioned from single trigger to double trigger for all LTI awards for our NEOs The Amazon transaction constituted a change-in-control under the terms of our outstanding LTIs Our CEO, due to having attained 60 years of age and 10 years of service, was retirement-eligible at the time of the transaction To comply with regulations related to deferred compensation, payment of LTIs that would have otherwise been paid in 2017 and 2018, or upon earlier retirement, were paid in 2016 Compensation awarded as a result reflects performance for completing a value-enhancing transaction that will drive long-term shareholder value creation No new compensation was granted in connection with the Amazon transaction – the compensation that was paid out was in the form of our previously granted long-term cash awards Had the one-time, extraordinary Amazon transaction not occurred, 2016 total CEO compensation would have been ~39% lower for the year

Compensation Program Design and Outcomes Reflect Close Link Between Pay and Performance Performance-Based Compensation: 67.2% Aligned with Long-Term Success of the Company Total CEO Compensation Opportunity (2016) CEO’s Long-Term Incentive Opportunity (2016) Elements of Pay Form Link to Performance Purpose Base Salary Cash Fixed annual compensation Attract and retain executive talent Compensate executives for their responsibility, experience, sustained high performance and contributions to Company success Annual Incentives Cash EPS (60%) Drives key business, operating and individual results on an annual basis (all metrics) Derived from our annual operating plan (EPS) Strictly performance-based against measurable metrics; no payout guaranteed (all metrics) Objective on-time customer service reliability metrics (20%) Individual Performance Objectives (20%) Long-Term Incentives PSUs (25%) and Performance Cash (25%) Adjusted EBITDA Growth (50%) Links NEO and long-term shareholder interests Serves as a key retention tool and a strong long-term performance driver Performance-based against measureable metrics; no payout guaranteed ROIC (50%) RSUs (50%) Alignment with shareholder returns Multi-year long-term retention Value tied to share price Compensation Program Design that Emphasizes Pay for Performance Link Payouts Reflect Performance Outcomes Performance-Based Long-Term Incentive (for 3-year period 2014-2016): Reflected transformative company growth and attainment of metrics due to Amazon transaction and Southern acquisition Annual Incentive (2016): Payout at 139.2% for our CEO, reflecting strong 2016 performance, including the Amazon transaction and the acquisition of Southern, high customer service reliability metric attainment, as well as a stock price increase of approximately 26% No (zero) payout was made under the 2013-2015 LTl award based primarily on the impact of the settlement of a legacy civil class action antitrust lawsuit in 2015 Performance-Based Performance Long-Term Incentives 67.2% Performance Long-Term Incentives 43.3%

Extensive Engagement Efforts to Solicit and Understand Shareholder Feedback We have made an extensive, multiyear effort to solicit and understand shareholder perspectives, engaging with shareholders for the past five years Our outreach program over the past two years has targeted shareholders representing approximately 75% of our outstanding shares, with investor discussions occurring throughout the year As part of this ongoing commitment to shareholder engagement and feedback, our Board, Compensation Committee and senior management have continued to make robust efforts to engage with shareholders and solicit their feedback in response to say-on-pay results After our 2016 annual meeting, we reached out to shareholders representing ~75% of our outstanding shares and held discussions with all interested holders, representing ~50% of our outstanding shares, to obtain additional feedback on our executive compensation program and other practices All shareholder feedback from these engagements was shared in its full, unabridged form with our Compensation Committee and the full Board and is fully disclosed in our proxy statement This feedback was carefully considered by the Board and Compensation Committee and incorporated into the decision-making process for 2016 and 2017 Our compensation and corporate governance programs and outcomes, including the additional enhancements detailed on the next slide, have been specifically informed by shareholder feedback

History of Responsiveness to Shareholder Feedback Received in Recent Years Executive Compensation AIP Performance Metrics Increased weight of company financial performance goals under AIP from 50% to 60% (80% with on-time customer service objective) for CEO in 2016 and for NEOS in 2017 Enhanced disclosure in 2017 to clarify that company performance goals continue to be set at a level higher than prior year performance under the AIP Peer Group Reviewed and adjusted the benchmarked peer group to consist of ~20 companies in industries similar to ours, with median revenue size approximately equal to AAWW revenues (including revenues of Polar) CEO Compensation Benchmarking No increase to CEO base salary in the past five years; no increase to CEO bonus opportunity since 2010 Reduced CEO LTI award opportunity from 4.75 multiple of salary to 3.75 multiple in 2014 to better align with peers Revised CEO LTI award grant level in 2014 to be targeted at approximately median of peers Equity Vesting Formalized existing practice of granting equity awards subject to vesting periods greater than one year by adding minimum vesting language to our 2016 Plan New Compensation Consultant Engaged Pay Governance LLC as new independent compensation consultant following competitive and thorough selection process (Willis Towers Watson and its predecessor firms served as independent compensation consultant from July 2007 to November 2016) Stock Ownership Guidelines Revised stock ownership guidelines to increase target ownership requirements for the Directors and the NEOs NEW NEW NEW Our Board has made significant changes to our compensation and corporate governance practices over the last several years to enhance alignment with shareholder feedback and interests

History of Responsiveness to Shareholder Feedback Received in Recent Years (Cont’d) Corporate Governance Proxy Access Adopted proxy access right (at 3% / 3 years / 20% of the Board / 20 holders) Majority Voting Adopted majority voting standard in uncontested elections to enhance Director accountability and align with governance best practices Board Refreshment and Rotation Elected three new Directors in 2016 and 2017, enhancing Board skills and bringing new perspectives to the Board and Committee decision-making processes Rotated the Audit and Compensation Committee Chair positions, as well as the Chairman of the Board within the last 2.5 years; anticipate rotation of Nominating and Governance Committee Chair after 2017 AGM Limit on Outside Board Service Adopted limits on Director service on other boards in keeping with market best practices and investor input ESG Disclosure Enhanced disclosure regarding our environmental, social and governance policies NEW NEW NEW NEW

Highly Qualified and Engaged Board

Our board consists of 10 highly engaged directors with deep industry and subject matter expertise that enables them to provide strong leadership and counsel to management



Frederick McCorkle
Independent Chairman

Former Deputy Commandant for Aviation, Marine Corps

Committees: Compensation; Nominating and Governance



William J. Flynn
President and CEO

Former President and CEO, GeoLogistics Corporation

Committees: None



Carol B. Hallett
Independent Director

Of counsel, U.S. Chamber of Commerce

Committees: Compensation (Chair)



Robert F. Agnew
Independent Director

President and CEO, Morten Beyer & Agnew

Committees: Audit ; Nominating and Governance



James S. Gilmore III
Independent Director

Attorney and business consultant, Gilmore Global Group

Committees: Nominating and Governance (Chair); Compensation



Duncan J. McNabb
Independent Director

Former Commander, Unites States Air Mobility Command and USTRANSCOM

Committees: Audit; Nominating and Governance



Timothy J. Bernlohr
Independent Director

Founder and managing member, TJB Management Consulting

Committees: Audit (Chair); Nominating and Governance



Bobby J. Griffin
Independent Director
NEW DIRECTOR IN 2016

Former President, International Operations, Ryder System

Committees: Compensation



John K. Wulff
Independent Director
NEW DIRECTOR IN 2016

Former Chairman, Hercules Incorporated and member of the Financial Accounting Standards Board

Committees: Audit

NEW DIRECTOR ADDED IN 2017



Charles F. Bolden, Jr. – Independent Director

- 12th Administrator of the National Aeronautics and Space Administration (2009-2017)
- Retired U.S. Marine Corps Major General
- 34 year military career included 14 years as a member of NASA's Astronaut Office
- Orbited four times aboard the space shuttle between 1986 and 1994, commanding two of the missions and piloting two others
- His flights included deployment of the Hubble Space Telescope and the first joining U.S.-Russian shuttle mission which featured a cosmonaut as a member of his crew
- Also a director of Lord Corporation
- Civil and Governmental Aviation; Corporate Governance; Global Operations; Military Affairs; Strategic Planning; Transportation and Security

ATLAS AIR WORLDWIDE

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Three new Directors added in 2016 and 2017 Bobby J. Griffin and John K. Wulff in 2016 and Charles F. Bolden, Jr. in 2017 Board commitment to refreshment and rotation The Board seeks to maintain an appropriate balance of experience, tenure, diversity, leadership, skills and qualifications that are important to the Company and execution of its strategy The composition of our Board and our Committee leadership is regularly evaluated to ensure that we have the right balance of these qualities to effectively facilitate oversight of management The Board regularly reviews in detail the experience, skills and qualifications of our incumbent Directors and identifies areas that would enhance the current Board and the ability of the Company to execute its long-term strategic plan Focus on Board Refreshment and Rotation Continuous Improvements to Corporate Governance The AAWW Board regularly reviews and refines its corporate governance structures to ensure that it maintains practices that align with long-term shareholder interests Recent Corporate Governance Enhancements Adopted proxy access right (at 3% / 3 years / 20% of the Board / 20 holders) Ongoing practice of Board refreshment and Committee rotation Provided a formal mechanism for shareholders to contact the Audit Committee directly or the independent Directors as a separate group Limited Directors who serve as CEOs from serving on more than two public outside boards Amended committee charters to provide that committee appointments and chair designations are made by independent Directors Added a provision to the Nominating and Governance Committee Charter stating that the Committee will review and advise the full Board on offers to resign submitted by Directors Clarified that Directors are expected to attend the annual meeting of shareholders, absent extraordinary circumstances

Industry Leader Recognized for Best-in-Class Corporate Governance Corporate Secretary Governance Awards, 2016 Winner for Governance Professional of the Year (Small- to Mid-Cap) - Adam Kokas Finalist for Best Overall Compliance & Ethics Program (Small- to Mid-Cap) Finalist for Corporate Governance Team of the Year (Small- to Mid-Cap) NYSE Governance Services Leadership Awards, 2016 Winner for Exemplary Shareholder Engagement Finalist for Exemplary CD&A Aviation News Award, 2016 Winner for Airline Management Team of the Year Corporate Secretary Governance Awards, 2015 Finalist for Best Overall Governance, Compliance & Ethics Program (Small- to Mid-Cap) Finalist for Governance Professional of the Year (Small- to Mid-Cap), Adam Kokas, General Counsel, Chief Human Resources Officer and Secretary of Atlas Air Finalist for Best Shareholder Engagement NYSE Governance Services Leadership Awards, 2015 Finalist for Best In-House Legal Team for Corporate Governance at a Small- to Mid-Cap Company Finalist for Exemplary Shareholder Engagement

Our Board recommends voting FOR Board Proposals 1,2,3 and 5 and FOR an Annual Say on Pay Vote FOR Proposal 1. Elect 10 Director Nominees Proposal 2. Ratify Independent Auditors Proposal 3. Advisory Vote on Say on Pay Proposal 4. An Annual Say on Pay Vote Proposal 5. Amend Our 2016 Incentive Plan FOR FOR FOR FOR We are asking for your support on each of the management proposals above

Appendix

16 This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide Holdings, Inc.’s (“AAWW”) current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries that may cause actual results to be materially different from any future results, express or implied, in such forward-looking statements. For additional information, we refer you to the risk factors set forth in the documents filed by AAWW with the Securities and Exchange Commission. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. AAWW assumes no obligation to update the statements in this presentation to reflect actual results, changes in assumptions or changes in other factors affecting such estimates, other than as required by law. To supplement our financial statements presented in accordance with U.S. GAAP, we oftentimes present certain non-GAAP financial measures to assist in the evaluation of our business performance. Our management uses these non-GAAP financial measures in assessing the performance of the AAWW’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. You can find our presentations on the most directly comparable U.S. GAAP financial measures and our reconciliations in our earnings release dated May 3, 2017, which is posted on our Web site at www.atlasair.com. Safe Harbor

Reconciliation to Non-GAAP Measures

$ millions		12/31/16	12/31/15	12/31/14	12/31/13	12/31/12	12/31/11
Income from cont. ops, net of taxes	$	42.6 $	7.3 $	102.2 $	94.0 $	129.7 $	96.3
Income tax expense (benefit)		46.8	(24.5)	(12.7)	23.8	75.6	60.7
Income from cont. ops before income taxes	$	89.4 $	(17.2) $	89.5 $	117.8 $	205.3 $	157.0
Special charge		10.1	17.4	15.1	18.6	-	5.4
Noncash expenses and income, net		8.1	4.5	(0.1)	(1.1)	(1.1)	(0.9)
Charges associated with benefit change in control		23.5	-	-	-	-	-
Transaction-related expenses		22.1	-	-	-	-	-
Accrual for legal matters		6.5	104.4	1.3	-	-	-
Pre-operating expenses		-	-	-	-	-	17.1
Insurance gain		-	-	-	-	(6.3)	-
Loss on early extinguishment of debt		0.1	69.7	-	5.5	0.6	-
Loss on disposal of aircraft / Fleet retirement costs		0.0	1.5	14.7	0.4	(2.4)	(0.4)
Gain on investments		-	(13.4)	-	-	-	-
Unrealized loss on financial investments		2.9	-	-	-	-	-
Adjusted pretax income*	$	162.7 $	166.9 $	120.5 $	141.2 $	196.1 $	178.3
Net interest expense		70.6	81.1	87.8	65.0	29.6	(2.5)
Other non-operating expenses		0.1	1.2	1.1	2.0	0.8	(0.2)
Adjusted operating income*	$	233.4 $	249.2 $	209.4 $	208.2 $	226.5 $	175.6
Depreciation and amortization		148.9	128.7	120.8	86.4	62.5	39.3
EBITDA, as adjusted*	$	382.3 $	377.9 $	330.2 $	294.6 $	289.0 $	214.9

ATLAS AIR WORLDWIDE

*Items may not sum due to rounding

17